Exhibit 10.1

Summary of Compensation to the Members of the Special Committee of the Board

In March of this year, the Board established a Special Committee of the Board comprised entirely of independent directors to address matters related to the previously announced acquisition of Deerfield & Company LLC, the parent of our investment manager, Deerfield Capital Management LLC. The resolution establishing the Special Committee provided for each committee member to be paid $15,000 per month as compensation for service on that committee, subject to an overall ceiling of $82,500 per member based on the expectation that the acquisition would be completed on approximately July 31, 2007. However in September 2007, in view of the committee’s continued services after July 31, 2007, because the acquisition had not been completed by that date due to the unexpected volatility in the credit markets and because the services of the Special Committee are still needed, the Board determined to remove the ceiling and to continue paying members of the Special Committee the monthly amount. The Company has incurred $450,000 in committee fees due to the members of the Special Committee, as of September 30, 2007.